Exhibit 99.1

NXP Completes Acquisition of Marvell’s Wi-Fi and Bluetooth Connectivity Assets

EINDHOVEN, The Netherlands, December 6, 2019 – NXP Semiconductors N.V. (NASDAQ: NXPI) today announced the completion of the acquisition of the wireless connectivity assets from Marvell (NASDAQ: MRVL), pursuant to the terms of the previously announced agreement from May 2019.

About NXP Semiconductors

NXP Semiconductors N.V. (NASDAQ: NXPI) enables secure connections for a smarter world, advancing solutions that make lives easier, better, and safer. As the world leader in secure connectivity solutions for embedded applications, NXP is driving innovation in the automotive, industrial & IOT, mobile, and communication infrastructure markets. Built on more than 60 years of combined experience and expertise, the company has approximately 30,000 employees in more than 30 countries and posted revenue of $9.41 billion in 2018. Find out more at www.nxp.com

Forward-looking Statements

This document includes forward-looking statements which include statements regarding NXP’s business strategy, financial condition, results of operations, and market data, as well as any other statements which are not historical facts. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP does not have any intention or obligation to publicly update or revise any forward-looking statements after NXP distributes this document, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in NXP’s SEC filings. Copies of NXP’s SEC filings are available on NXP’s Investor Relations website, https://investors.nxp.com or from the SEC website, www.sec.gov.

For further information, please contact:

Investors:	Media:
Jeff Palmer	Jacey Zuniga
jeff.palmer@nxp.com	jacey.zuniga@nxp.com
+1 408 518 5411	+1 512 895 7398

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